Exhibit 10.1

Executive Services Agreement

April 5, 2024

Michael Singer Executive Chairman Insight Acquisition Corp

Dear Michael:

SeatonHill Partners, LP (“SeatonHill,” “we,” or “us”) is pleased that Insight Acquisition Corp (the “Company,” “you” or “your”) desires to engage SeatonHill to provide chief financial officer (“CFO”) services. This letter along with the terms and conditions attached as Exhibit A and B (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which SeatonHill will make available to you the services of Glenn Worman (the “CFO Partner”) along with the intellectual capital and support of SeatonHill for use in connection with our relationship with you.

Work will begin upon receipt of the initial retainer (the “Effective Date”). The CFO Partner will initially be retained as a Consultant until the Partner’s background check, and approvals and filings allow for work on your behalf performing as the Company’s CFO. The CFO Partner will take direction from and report directly to the Company’s Executive Chairman. The scope of work will be consistent with the attached Exhibit B.

Compensation

The compensation due to SeatonHill is as follows:

You will pay directly to SeatonHill the fees as noted in Exhibit B. (“Fees”) with payments to SeatonHill made in accordance with the instructions set forth in Exhibit A. In addition to our standard professional service fees as described in Exhibit B, we will charge a 3% administrative fee, which covers ancillary administrative costs such as technology, communication, and supplies; however, it does not include the CFO Partner’s out-of-pocket expenses related to the performance of the services. Absent any specified expense reimbursement provisions in Exhibit B, the Company will reimburse the CFO Partner for pre- approved travel and other out-of-pocket expenses incurred by the CFO Partner to the same extent that the Company reimburses other senior managers for such expenses.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

SeatonHill Partners, LP	Accepted and agreed:
Insight Acquisition Corp

/s/ J. Gregory Coffey	/s/ Michael Singer
J. Gregory Coffey	Michael Singer
President and Chief Executive Officer	Executive Chairman
2024-04-05 | 10:53:25 CDT	2024-04-09 | 11:10:14 CDT

Exhibit A
Terms and Conditions

1. Relationship of the Parties. The parties agree that SeatonHill and the CFO Partner will be serving the Company as an independent contractor for all purposes and not as an employee, agent, partner of, or joint venturer with the Company.

2. Payment Terms. SeatonHill will invoice the Company according to the terms in Exhibit B. Payments to SeatonHill should be made according to the payments instructions provided on each invoice. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.

3. Termination.

(a) Either party may terminate this Agreement by providing the other party a minimum of 30 days advance written notice. SeatonHill will continue to provide, and the Company will continue to pay for, the services until the termination effective date.

(b) SeatonHill may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks SeatonHill or the CFO Partner to engage in or ignore any illegal or unethical activity; (ii) the CFO Partner ceases to be a member of SeatonHill for any reason; (iii) the CFO Partner dies or becomes disabled; or (iv) the Company fails to pay any amounts due to SeatonHill when due. Notwithstanding the foregoing, in lieu of terminating this Agreement under (ii) and (iii) above, upon the mutual agreement of the parties, the CFO Partner may be replaced by another SeatonHill member.

(c) The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the CFO Partner, governing law, arbitration, limitation of liability, and indemnity.

4. Hiring the CFO Partner Outside of a SeatonHill Agreement. During the term of this Agreement and for the 12-month period following the termination or expiration of this Agreement, other than in connection with this Agreement or another SeatonHill agreement, the Company will not employ the CFO Partner or engage the CFO Partner as an independent contractor. The parties recognize and agree that a breach by the Company of this provision would result in the loss to SeatonHill of the CFO Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, SeatonHill will be entitled to receive as liquidated damages an amount equal to 45% of the Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to SeatonHill and is not intended as a penalty. The amount will be due and payable to SeatonHill upon written demand to the Company. If a court or arbitrator determines that liquidated damages are not appropriate for such breach, SeatonHill will have the right to seek actual damages and/or injunctive relief. “Annualized Compensation” means the equivalent of the CFO Partner’s salary with the Company calculated on a full-time annual basis plus the maximum amount of any bonus for which the CFO Partner was eligible with respect to the then-current bonus year.

5. Compensation paid directly to CFO Partner. With respect to any Bonus (as defined below) otherwise to be paid, granted or provided directly to the CFO Partner, you agree to pay, grant, or provide 20% of such Bonus directly to SeatonHill, in lieu of the CFO Partner. For purposes hereof, “Bonus” means any bonus paid, granted or provided by the Company to the CFO Partner in equity, cash or other consideration, in each case, in connection with services rendered by the CFO Partner to the Company.

6. Limitation of Liability; Indemnity.

(a) The liability of SeatonHill in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual Fees paid by the Company to SeatonHill over the previous two months of the Agreement. In no event will SeatonHill be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, the Company must assert any claim against SeatonHill within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.

(b) The Company agrees to indemnify SeatonHill and the CFO Partner to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the CFO Partner’s services to the Company. The Company shall name the CFO Partner as an additional insured under its liability insurance policy covering the Company’s directors, officers and equivalently-placed employees. The company further agrees to provide evidence of this coverage as soon as it is in place. It is mutually understood that naming the CFO Partner as CFO of the Company, that he will remain at all times a partner of SeatonHill and not become an employee of the Company and will be compensated solely by SeatonHill.

7. Governing Law, Arbitration, and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.

(b) If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the Dallas, Texas office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and SeatonHill may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c) In the event any member or employee of SeatonHill (including, without limitation, the CFO Partner to the extent not otherwise entitled in his or her capacity as an employee of the Company) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as SeatonHill is not a party to the proceeding in which the information is sought, reimburse SeatonHill for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in- house counsel), incurred in responding to such requests.

8. Miscellaneous.

(a) The Company agrees to reimburse SeatonHill for all costs and expenses incurred by SeatonHill in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys’ fees.

(b) The Company agrees to allow SeatonHill to use the Company’s logo and name on SeatonHill’s website and other marketing materials for the sole purpose of identifying the Company as a client of SeatonHill. SeatonHill will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Exhibit B

Scope of Work and Compensation

Financial Reporting & Accounting

●	Develop understanding of organization structure and review of financial information & accounting flow

●	Establish the Company’s CFO function and assume oversight of and responsibility for the Company’s corporate-level finance activities

●	Assess and make recommendations on outsourced accounting service and current CFO approach and controls

●	Review, and as required develop and direct financial reporting and accounting systems

●	Work closely with auditors and attorneys to ensure corporate responsibilities are met

●	Weekly updates to the company’s Board of Directors during and post initial phase

Financial Audit & SEC Filings (10-K/10-Q’s)

●	Provide executive oversight of financial statement audit including the review and approval of the full financial statements and footnotes to audit report/10-K and signing as the CFO for all SEC Filings

Treasury Management Systems and Cash Forecasting

●	Ensure proper cash controls

Ongoing Operational Activities

●	Provide finance leadership including the review, analysis, advice, and guidance to the leadership team for all aspects of strategic decisions

●	Implementation and refinement of financial reporting processes and report templates, financial controls, and GAAP- compliant accounting policies

●	Ensure timely completion of periodic (monthly, quarterly, annual) financial statements and their distribution

●	Preparation of Board package and presentation at Board Meetings

CFO resources:

●	CFO Partner to serve as CFO on a 24/7 retained basis with a target time allocation as follows:

–	Initial Phase: Projected at 100 hours for completion and filing of 10-K (timing of transition to Operational Phase to be approved by Company)

–	Operational Phase: Projected at 100 hours (Scope to be refined following Initial Phase and may be adjusted based on the level of time required)

●	Both parties agree to monitor the actual time demands so that a significant deviation from the target allocation for will result in a review of the retainer fee and projected time allocation

●	Jack McGovern, Area Managing Partner, to act as Advisory Partner for the Consultant (at no additional charge)

Compensation1:

●	Upfront retainer fee for services - $50,000[1] to cover first 140 hours

●	Fees for services beyond the first 140 hours are chargeable at a hourly rate of $350[1] and will be billed semi-monthly in arrears on the 15th and last days of each month

●	Reimbursement of travel and other approved expense

●	Expended hours will be reported on a semi-monthly basis on the 15th and last day of the month

●	Invoices are due upon receipt and payments will be made via ACH or other form of electronic payment

[1]	In addition to our standard professional service fees described above, we will charge a 3% administrative fee, which covers ancillary administrative costs such as technology, communication, and supplies; however, it does not include the CFO Partner’s out-of-pocket expenses related to the performance of the services.

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